EX-99.j.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 25 to Registration Statement No. 811-09813 on Form N-1A of our report dated August 27, 2010 relating to the financial statements and financial highlights of the Scout Bond Fund appearing in the Annual Report on Form N-CSR of the Scout Funds for the year ended June 30, 2010, and to the reference to us under the headings “Financial Highlights” and “Independent Registered Accounting Firm” in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin

March 10, 2011